Exhibit 99.1

ATLAS GROWTH PARTNERS ANNOUNCES JOHN P. HANNA AS PRESIDENT AND RECENT EAGLE FORD SHALE RESULTS

Atlas Growth Partners, L.P. (“AGP” or the “Company”) announced today that its General Partner’s Board of Directors has appointed John P. Hanna to serve as President effective July 26, 2018. As President, Mr. Hanna will manage the Company’s operations and work with our General Partner’s Board on its long-term strategy for growth. Mr. Hanna will report to Edward Cohen, the Company’s Chairman and Chief Executive Officer. Daniel C. Herz, the former President, will continue to serve as a member of the General Partner’s Board of Directors.

Mr. Hanna most recently served as the Managing Director and Co-Head of the Houston office of Energy Investment Banking for Deutsche Bank. Mr. Hanna specialized in providing merger and acquisition advisory and capital raising solutions for clients in the oil and gas sector, including advising on the sale of Atlas Pipeline Partners, L.P. to Targa Resources Corp. for $7.7 billion in 2014.

“I am excited to be joining Atlas Growth Partners and executing on what I expect will be a new chapter of growth. With the support of the Board, the Company will focus on optimizing its high-quality assets while pursuing strategic initiatives to grow shareholder value ultimately providing a liquidity event for its investors” said John Hanna. “Our Company has a tremendous opportunity to take advantage of the existing energy markets. With a clean balance sheet, strategically important assets and a unique partnership structure, AGP is poised to succeed.”

Recent Eagle Ford Shale Results

Additionally, as disclosed in the Company’s 10-Q for the period ending March 31, 2018, AGP drilled and completed one Eagle Ford Shale well in May of 2018. The well, which cost $6.5 million, has exhibited strong results in its initial production significantly increasing our production levels and cash flow. During the early period of flush production since mid-May, the Company has benefitted from WTI oil prices ranging from $64.75 per barrel to $77.41 per barrel at July 27. The addition of the one well has increased the Company’s average daily barrel of oil equivalent production to approximately 650 barrels in July from approximately 425 barrels of oil equivalent per day prior.    The financial results of the additional well will be reflected in the Company’s Form 10-Q for the period ending June 30, 2018.

About Atlas Growth Partners, L.P.

Atlas Growth Partners, L.P. an independent developer and producer of natural gas, crude oil and NGLs with operations primarily focused in the Eagle Ford Shale in South Texas. Additionally, we are focused on opportunistically acquiring energy-related assets including additional undeveloped assets, developed assets, gathering, processing and pipeline assets and securities of energy companies.

Forward-Looking Statements

Statements in this release which are not historical facts are “forward-looking statements” that involve risks and uncertainties. These statements may be identified by the use of forward-looking terminology, including but not limited to the words “may,” “believe,” “will,” “expect,” “look,” “anticipate,” “estimate,” “continue,” or similar words. For further discussion of the risks and uncertainties to which these forward-looking statements may be subject, see the Company’s filings with the SEC, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of those filings. These risks and uncertainties could cause actual results to differ materially from those projected in the forward-looking statements. The forward-looking statements speak only as of the date of this press release. The Company does not undertake to publicly revise or update forward-looking statements in this press release to reflect events or circumstances that arise after the date of this presentation, except as may be required under applicable law.

Atlas Growth Partners Contact:

Investor Services

investorservices@atlasenergy.com

800-251-0171